Exhibit 99.1

CreXus Investment Corp. Reports Short Period 3rd Quarter 2009 Results

NEW YORK--(BUSINESS WIRE)--November 3, 2009--CreXus Investment Corp. (NYSE: CXS), which completed its initial public offering of stock on September 22, 2009, today reported a GAAP net loss of $295,000 or $0.02 basis net loss per average share for the period ending September 30, 2009.

Kevin Riordan, Chief Executive Officer and President of CreXus, commented on the short period’s results. “CreXus was created to provide debt capital to the commercial real estate market by originating loans and acquiring securities in order to generate attractive risk-adjusted returns. Our team is focused on executing our strategy and we look forward to reporting the results of our efforts to our shareholders in the quarters and years ahead.”

For the quarter ended September 30, 2009, the annualized yield on average earning assets was 0.11%. The Company was only invested in cash and cash equivalents for the period commencing September 22, 2009 and ending September 30, 2009.

General and administrative expenses, including the base management fee, as a percentage of average interest earning assets were 4.69% for the period commencing September 22, 2009 and ending September 30, 2009. At September 30, 2009 the Company had a common stock book value per share of $14.18.

On September 17, 2009, the Company announced the sale of 13,333,334 shares of common stock at $15.00 per share for estimated proceeds, less the underwriters’ discount and offering expenses, of $189.4 million. Two million dollars of the underwriters’ discount is deferred until the company sustains returns of 8.0% or greater for four consecutive quarters. Concurrent with the sale of these shares, the Company sold 4,527,778 shares in a private offering at the same price per share as the public offering, for proceeds of approximately $67.9 million. These sales were completed on September 22, 2009. In all, the Company raised net proceeds of approximately $257.3 million in these offerings.

CreXus is a specialty finance company that acquires, manages, and finances, directly or through our subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities, or CMBS, and other commercial real estate-related assets. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company and currently has 18,120,112 shares of common stock outstanding.

The Company will hold the third quarter 2009 earnings conference call on Wednesday, November 4, 2009, at 10:00 a.m. EST. The number to call is 866-713-8566 for domestic calls and 617-597-5325 for international calls and the pass code is 65164333. The replay number is 888-286-8010 for domestic calls and 617-801-6888 for international calls and the pass code is 81323212. The replay will be available at 1:00 p.m. EST for 48 hours after the earnings call. There will be a web cast of the call on www.crexusinvestment.com . If you would like to be added to the e-mail distribution list, please visit www.chimerareit.com , click on Investor Relations, then E-Mail Alert, enter your e-mail address where indicated and click the Submit button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our business and strategy; our projected financial and operating results; our ability to obtain and maintain financing arrangements and the terms of such arrangements; general volatility of the markets in which we acquire assets; the implementation, timing and impact of, and changes to, various government programs, including the Treasury’s plan to buy U.S. government agency residential mortgage-backed securities, the Term Asset-Backed Securities Loan Facility and the Public-Private Investment Program; our expected assets; changes in the value of our assets; interest rate mismatches between our assets and our borrowings used to fund such purchases; changes in interest rates and mortgage prepayment rates; effects of interest rate caps on our adjustable-rate assets; rates of default or decreased recovery rates on our assets; prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities; the degree to which our hedging strategies may or may not protect us from interest rate volatility; changes in governmental regulations, tax law and rates, accounting guidance, and similar matters; availability of opportunities in real estate-related and other securities; availability of qualified personnel; estimates relating to our ability to make distributions to our stockholders in the future; our understanding of our competition; market trends in our industry, interest rates, the debt securities markets or the general economy; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and our ability to maintain our qualification as a REIT for federal income tax purposes. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Prospectus on Form S-11 dated September 16, 2009, and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim all obligations, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

September 30, 2009
Assets:	(unaudited)

Cash and cash equivalents	$259,615
Accrued interest receivable	7
Other assets	530
Total assets	$260,152

Liabilities:
Accounts payable and other liabilities	$3,091
Investment management fees payable to affiliate	32
Total liabilities	3,123

Stockholders' Equity:
Common stock, par value $0.01 per share, 1,000,000,000 shares authorized, and 18,120,112 shares issued and outstanding, respectively	181
Additional paid-in-capital	257,144
Accumulated deficit	(296)
Total stockholders' equity	257,029
Total liabilities and stockholders' equity	$260,152

CREXUS INVESTMENT CORP.
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(dollars in thousands, except share and per share data)
(unaudited)

For the Period Since Inception through September 30, 2009

Net Interest Income:
Interest income	$7
Net interest income	7

Net investment income (expense)	7
Other expenses:
Management fee	32
General and administrative expenses	269
Total other expenses	301
Income (loss) before income taxes	(294)
Income tax	1
Net income (loss)	$(295)
Net income (loss) per share-basic and diluted	$(0.02)
Weighted average number of shares outstanding-basic and diluted	18,120,112
Comprehensive income (loss):
Net income (loss)	$(295)

CONTACT:
CreXus Investment Corp.
Investor Relations
1-877-291-3453
www.crexusinvestment.com